Exhibit 3.24

Articles of Amendment
of
SIMPLEX MANUFACTURING CO.
(PRESENT (NOT NEW) CORPORATE NAME)
Pursuant to ORS 57.360(1), a majority of the shareholders of the corporation entitled to vote thereon adopt the following Articles of Amendment:
1.    The name of the corporation prior to this amendment is:

SIMPLEX MANUFACTURING CO.
2.    The following amendment of the Articles of Incorporation was adopted by the shareholders on October 15, 1973.
(The article or articles being amended should be set forth in full as they will be amended to read.)
Article III of the Articles of Incorporation presently reads as follows:
“The aggregate number of shares which the corporation shall have authority to issue is 10,000 shares at a par value of $1.00 per share.”
Article III is amended to read as follows:
The aggregate number of shares which the corporation shall have authority to issue is 5,180 shares at a par value of $1.00 per share.
3.    Indicate total number of shares which, at time of adoption of amendment, were outstanding 180; entitled to vote thereon 180; voted for amendment 180; voted against amendment none.
4.    If the shares of any class were entitled to vote on such amendment as a class, designate the number of outstanding shares entitled to vote thereon and the number of shares of each such class voted for and against such amendment: Not applicable.

Class	Number of Shares Outstanding and Entitled to Vote	Number of Shares Voted
		For	Against

5.    If amendment provides for an exchange, reclassification or cancellation of issued shares, and the manner in which the same shall be effected is not otherwise set forth herein, the exchange, reclassification or cancellation shall be effected as follows:

The reason for the change in authorization is because the corporation is retiring for a valuable consideration 4,820 shares of Treasury stock.
6.    If amendment effects a change in amount of stated capital, the amount of stated capital as changed is $5,180.00. Change effected as follows:
As shown in paragraph 5 above.
STATE OF OREGON,    )
    ) ss
County of Multnomah    )

We, the undersigned, herewith execute the foregoing and, being first duly sworn, declare the statements contained therein are true.

Subscribed and sworn to before this 20th day of October, 1973

My Commission expires: 5-14-75